Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2014, with respect to the consolidated financial statements of Glori Energy Inc. included in the Registration Statement on Form S-4 (file No. 333-193387) effective April 11, 2014, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-3, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
May 29, 2014